CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
AllianceBernstein Growth and Income Fund, Inc.

We consent to the use of our report, dated December 24, 2009, with respect to the statement of assets and liabilities, including the portfolio of investments, of AllianceBernstein Growth and Income Fund, Inc. as of October 31, 2009, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended, incorporated herein by reference, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
February 25, 2010